Dimensional

Global Code of Ethics and
Standard of Conduct

Personal Investments Outside Activities
Gifts and Business Entertainment Political Contributions
Other Policy Highlights

Message from Our Co-CEOs
The success of Dimensional Fund Advisors can be traced directly back to our firm’s first two guiding principles: Act in the best interest of clients, and act ethically and legally. These beliefs have helped us set the industry standard in exceptional service and build lasting partnerships with our clients.
These strong relationships, some spanning over 30 years, are built on trust— treating our clients as we would want to be treated and always doing what we say we are going to do. We take our fiduciary obligation seriously and work to act as stewards of our clients’ assets, focused on identifying and addressing potential conflicts of interest.
Our firm’s commitment to integrity makes us stand out in a financial industry where competitive pressures are intense to behave otherwise. Dimensional will never compromise its principles or its compliance with laws and regulations, and we depend on our employees, as representatives of the firm, to uphold our ideals.
Please read this guide to learn the rules that influence our decisions and enable us to maintain the highest legal and ethical standards. Your cooperation with our code of ethics and standard of conduct will guarantee our reputation well into the future. We would like to thank you for your continued dedication to Dimensional and to our clients, which in turn allows us to continue providing for your success.

Dave Butler    Gerard O’Reilly
Co-Chief Executive Officer    Co-Chief Executive Officer and Chief Investment Officer

Table of Contents
Introduction
Reporting Code and Standard of Conduct Violations    4
Certification Requirements    5
Sanctions    5
Code of Ethics
Who Is Subject to the Code?    6
Covered Accounts    6
New Accounts    7
Authorized Brokerage Firms—U.S. Employees
and U.S. Persons Subject to the Code    7
Non-Reportable Accounts    7
Personal Securities Transactions    7
Private Placements    8
Reportable Transactions (transactions that do not require
pre-clearance but must be reported)    8
Personal Trading Restrictions and Prohibited Activities    9
Reporting Requirements    11
Summary of Reporting Obligations    11
Communications with Disinterested Trustees and Outside Directors    11
Supplemental Material    12
Standard of Conduct
Outside Activities    13
Guidelines    13
Approval Process    14
Gifts and Business Entertainment    14
Gifts    14
Business Entertainment    15
Political Contributions    16
Other Policy Highlights    17
Policy Against Bribery and Corruption    17
Privacy Policies    18
Glossary of Terms    19
Appendix A—List of Authorized Brokerage Firms    22
Appendix B—List of Ultra-Short Exempt ETFs    23

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All of us at Dimensional are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we should adhere to the spirit as well as the letter of the law. Dimensional’s Global Code of Ethics (the “Code”) and Standard of Conduct (the “Standard of Conduct”) are designed to help ensure that our actions are consistent with these high standards.
The Code and the Standard of Conduct have been adopted by Dimensional pursuant to SEC Rules with the objectives of promoting:
■honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
■full, fair, accurate, timely, and understandable disclosure in reports and documents filed with relevant global regulatory agencies and in other public communications made by Dimensional;
■compliance with applicable governmental laws, rules, and regulations;
■the prompt internal reporting of violations of the Code and the Standard of Conduct to the Global Chief Compliance Officer (“Global CCO”), Chief Compliance Officer for the U.S. registered funds, or a Designated Officer; and
■accountability for adherence to the Code and the Standard of Conduct.
Adherence to the Code and the Standard of Conduct is a basic condition of employment. Whether or not a specific situation is addressed, you must conduct yourself in accordance with the general principles of the Code and Standard of Conduct and in a manner that is designed to avoid unlawful conflicts of interest. Failure to comply could result in disciplinary action, up to and including termination of your employment.

Reporting Code and Standard of Conduct Violations
Dimensional is committed to fostering a culture of compliance. If you have any questions or concerns, or become aware of a violation or potential violation of the Code or the Standard of Conduct, you are required to report the matter to one of the following:
■The Global CCO and/or Designated Officer
■General Counsel or
■a member of the Ethics Committee

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The Global CCO will receive reports on all violations of the Code reported to a Designated Officer and/or a member of the Ethics Committee.
You have the option of reporting compliance-related matters on a confidential basis through the
Compliance Reporting System (“CRS”), or by email at Compliance@dimensional.com.
Retaliation against any employee for reporting compliance-related issues is cause for appropriate corrective action, up to and including termination of the employment of the retaliating employee.
General Code or Standard of Conduct questions should be directed to your local Compliance Team members.

Certification Requirements
You are required to complete a Code of Ethics and Standard of Conduct Acknowledgement Form upon commencement of your employment with Dimensional, and at least annually thereafter, to acknowledge and certify that you have received, reviewed, understand, and shall comply with the Code and the Standard of Conduct. In addition, any material amendments to the Code or the Standard of Conduct will be communicated to you, and you will be required to acknowledge your receipt and understanding of any such amendments as a condition of your continued employment.

Sanctions
Depending on the severity of the infraction, you may be subject to sanctions for violating the Code and related personal trading controls or the Standard of Conduct. Sanctions may include, but are not limited to:
■verbal or written warnings,
■letters of reprimand,
■suspension of personal trading activity,
■disgorgement and forfeiture of profits,
■suspension, and/or
■termination of employment
Immaterial violations will typically be communicated to your supervisor, department head, and the Global CCO for corrective action. Material violations will be escalated to the Ethics Committee and may be subsequently reported to the Boards of Directors of the Dimensional Entities, as well as the directors/trustees of the Dimensional Managed Funds, as required, or other persons or entities as determined by one or more of the Dimensional Entities in their sole discretion.
A violation of the Code or Standard of Conduct by an employee or other relevant person is not necessarily considered a violation by that person or by Dimensional of applicable rules or regulations.

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Who Is Subject to the Code?
The Code applies to all Dimensional employees, directors/trustees, and officers, all of whom are considered Access Persons, as defined in the Glossary. In addition, certain provisions of the Code apply to Immediate Family Member(s) living in the same household.
Restrictions on personal investment transactions may also be applied to temporary personnel (i.e., interns, contractors, or consultants) whose tenure exceeds ninety (90) days and/or who have access to nonpublic systems.
Covered Accounts
You are required to report all investment accounts (i.e., Covered Accounts) for which you, your spouse, domestic partner, or any other Immediate Family Member(s) have Beneficial Ownership or interests.
Covered Accounts include but are not limited to the following:

Covered Accounts
Brokerage Accounts	Discretionary/Robo-advised Accounts[1]
Employee Stock Compensation Plans	Retirement Accounts (IRAs, 401(k) or local equivalent)
Transfer Agent Accounts (such as a Computershare account)	Mutual Fund Accounts (i.e., collective investment schemes)
Wrap Accounts	UTMAs or UGMAs
Treasury Direct Accounts	Cryptocurrency Accounts (excluding Wallets)
529 Accounts

Other Covered Accounts
Contract for Difference Accounts (CDAs) (UK-specific)	Self-Invested Personal Pensions (SIPPs) and Stock and Shares ISAs (UK-specific)
Superannuation Accounts (managed, SMSF, or Super Wrap) (Australia-specific)	Nippon (Japan) Individual Savings Account (NISA) (Japan-specific)
Local supplementary or mandatory provident funds or retirement schemes (i.e., CPF accounts in Singapore; MPF accounts in Hong Kong)	Personal Retirement Savings Accounts (PRSA) (Ireland-specific)

1 Discretionary Accounts including those advised or sub-advised by Dimensional) must be disclosed and approved by Compliance. Supporting documentation must be provided to Compliance as part of your approval request.

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New Accounts
You must promptly report any new Covered Account for yourself, your spouse, domestic partner, or any other Immediate Family Member(s). Unless the Covered Account has been reported, no personal securities transactions can occur within the Covered Account.
Authorized Brokerage Firms—U.S. Employees and U.S. Persons Subject to the Code
You are required to maintain your Covered Account(s) with an Authorized Brokerage Firm. A list of Authorized Brokerage Firms, which is subject to change from time to time, is included in Appendix
A. Exceptions must be approved by the Global CCO or Designated Officer. However, if you began your employment on or before August 15, 2019, and maintained one or more Covered Accounts with a brokerage firm other than an Authorized Brokerage Firm on that date, you may continue to maintain those previously reported and approved Covered Accounts.
By accepting the Code of Ethics, you are providing consent for the Compliance Team to arrange duplicate statements and confirms with U.S. Authorized Brokerage Firms. However, it is your responsibility to ensure that duplicate statements and confirmations (or the local equivalent) are provided promptly for any accounts not held with Authorized Brokerage Firms. Confirmations should be provided within ten (10) calendar days of the transaction.
The following types of accounts are generally excluded from the Authorized Brokerage requirement: mutual fund only accounts, 529 Accounts, and 401(k) accounts. The Global CCO may amend the list of Authorized Brokerage Firms from time to time at the Global CCO’s discretion.
Non-Reportable Accounts
You do not need to report the following accounts, as Compliance has independent access to these records for monitoring and verification purposes:
■Dimensional 401(k) account (or local equivalent);
■Dimensional Health Savings Accounts (HSAs);
■Dimensional Managed Fund accounts established through Fund Operations; and
■If applicable, holdings in Dimensional’s privately issued shares.
Although these accounts do not need to be reported, investment activities in these accounts must comply with the standards of conduct embodied in the Code.
Personal Securities Transactions
You must pre-clear any personal securities transactions in Covered Securities prior to execution.2 This also applies to transactions by any spouse, domestic partner, or any Immediate Family Member of the Access Person.
All personal securities transaction reports and requests for pre-clearance must be processed through Dimensional’s compliance reporting system (CRS), a web-based compliance system.

2 The Designated Officer is required to receive prior written approval of his/her personal securities transactions from Dimensional’s Global CCO. The Global CCO is required to receive prior approval of his personal securities transactions from one of the Dimensional Co-Chief Executive Officers.

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Compliance will evaluate and review each pre-clearance transaction request, and notification will be provided to employees through the CRS in a timely manner.
Pre-clearance approval is valid for T+1 (i.e., market orders), from the time of approval. In addition, you are required to provide confirmations (or the local equivalent) for each approved and executed transaction.
Covered Securities, which require pre-clearance, include, but are not limited to, the following:

Covered Securities
Stocks/Shares (common, preferred, or restricted)	Fixed Income Securities (excluding certain Sovereign Government issuances)
Non-diversified Exchanged Traded Funds (ETFs) (hold fewer than 20 securities)	Closed-End Funds and REITs
Depositary Receipts (ADRs or GDRs)	Voluntary Corporate Actions
Private Placements (documentation must be provided)	Limited Partnerships and Limited Liability Company Interests
Warrants & Rights	Convertible Securities

Covered Securities do not include exempt securities. Exempt securities include:

Exempt Securities
Shares of U.S. registered open-end investment companies (i.e., open-end mutual funds)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments (including repurchase agreements)
Direct obligations of the U.S. Government, or direct obligations of a Sovereign Government (e.g., Government of the United Kingdom, Commonwealth Government of Australia)	Shares issued by a unit investment trust that are invested exclusively in one or more registered open-end investment companies (none of which are Dimensional Managed Funds)
Shares of money market funds	Privately issued shares of the Advisor
A summary of personal trading obligations by security type is available for reference. Contact Compliance if you are uncertain about trading requirements for a specific security type.
Private Placements
You may not purchase a private placement unless approved by the Global CCO or Designated Officer. Approval would be based upon a determination that the investment opportunity was not being offered to you due to your employment with Dimensional, along with other relevant factors. Each private placement pre-clearance is reviewed on a case-by-case basis.
Reportable Transactions (transactions which do not require pre-clearance, but must be reported)
Although the following transactions do not require pre-clearance, you must report them through the CRS on a quarterly basis:
Dimensional Managed Funds (through a third-party service provider or financial advisor);

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■Investments in any funds sub-advised by Dimensional;
■529 Accounts that hold or are exclusively made up of Dimensional Funds;
■Automatic Investment Plans (including dividend reinvestment plans) in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation;
■Diversified Exchange-Traded Funds (ETFs) (hold 20 or more securities); and
■Select ultra-short ETFs regardless of daily trade value (see Appendix B).
Please note: Although transactions in Diversified ETFs do not require pre-clearance, post-trade review will be performed and all other Code provisions will still apply, such as the sixty (60) day profit restriction. The short-term trading restriction does not apply to ultra-short ETFs noted in Appendix B.
Personal Trading Restrictions and Prohibited Activities
The following transactions are prohibited:
■Limit orders that expire after the T+1 pre-clearance period (including limit orders with no expiration date);
■Transactions on margin;
■Initial public offering (IPO) or initial coin offering (ICO) investments;
■Short selling of securities;
■Transactions in Derivatives;
■Transactions in securities that are subject to firmwide restriction; and

Transactions in a security while in possession of insider information. Such transactions are unethical and may be illegal and will be dealt with decisively (reference the Global Insider Trading Policy, the EU Anti-Market Abuse Policy, the Singapore Supplemental Insider Trading Policy, and the Japan Insider Trading Management Policies).

BLACKOUT PERIOD RESTRICTION
■A pre-clearance request involving a Covered Security will be denied if Dimensional has traded in the same or equivalent security within the past seven (7) calendar days, and the pre-clearance request is for an amount over USD $25,000. Any transaction in a Covered Security for an amount less than or equal to USD $25,000 still must be pre-cleared and reported. Compliance has discretion to deny requests at or under USD $25,000 if circumstances warrant heightened restrictions.
Compliance will monitor trading activity for seven (7) calendar days following the pre-clearance approval date for conflicts of interest on non-Discretionary Accounts.

SHORT-TERM TRADING RESTRICTIONS
■Access Persons cannot profit from the purchase and sale (or sale and purchase) of the same or equivalent security, across all accounts, within sixty (60) calendar days. Transactions in Diversified ETFs that do not require pre-clearance are still subject to the short-term trading restriction (unless noted in Appendix B).

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■Gains are calculated based on a last-in, first-out (LIFO) method within a sixty (60) calendar day period.

EXCESSIVE TRADING IN COVERED SECURITIES
Dimensional discourages employees from engaging in excessive trading activity. Compliance has the discretion to notify you and/or an appropriate supervisor of excessive trading patterns if circumstances warrant.

EXCESSIVE TRADING OF DIMENSIONAL MANAGED FUNDS
Employees are prohibited from engaging in excessive trading of any Dimensional Managed Funds in order to take advantage of short-term market movements. Excessive trading activity, such as a frequent pattern of exchanges, could result in harm to shareholders or clients.

ETFS FOR WHICH DIMENSIONAL SERVES AS ADVISOR OR SUBADVISOR
Employees with knowledge of the composition of the underlying ETF constituents are prohibited from using such information or from disclosing such information to any other person, except as authorized in the course of their employment, until such information is made public.

CRYPTOCURRENCIES
When seeking to acquire a digital currency, either directly or in the form of a security, please be aware of the following:
■If you purchase or sell a digital currency considered to be a “security” within the meaning of the U.S. federal securities laws (or any other applicable laws for non-U.S. personnel), you need to pre-clear the transaction just as you would any other Covered Security. Likewise, if you purchase or sell a fund or other instrument that invests in a digital currency (e.g., Bitcoin Investment Trust (“GBTC”)), you need to pre-clear the transaction just as you would any other Covered Security.
■As with any initial public offering (IPO), your participation in an Initial Coin Offering or Initial Token Offering (ICO), is not permitted under the Code.
■Holding or transacting in actual cryptocurrency that has been determined not to constitute a security within the meaning of the U.S. federal securities laws (or any other applicable laws for non-U.S. personnel), including holding or transacting in Bitcoin or Ethereum, does not require pre-clearance or reporting to Compliance. It is not always clear whether a digital currency is a security, particularly for newer or less-established crypto assets. You are encouraged to speak to the Code of Ethics team regarding investments in digital assets if it is unclear whether such digital asset is a Covered Security.

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EXCEPTIONS TO CODE RESTRICTIONS
In cases of hardship, the Global CCO or Designated Officer may grant an exception (or waiver) to the personal trading restrictions of the Code. The decision will be based on a determination that a hardship exists and the transaction for which the exception (or waiver) is requested would not result in a conflict with our clients’ interests or violate any other policy embodied in the Code. Any exception (or waiver) will be evidenced in writing and will be reported to the Ethics Committee.
Reporting Requirements
Personal securities transactions and holdings reports will be reviewed by Compliance. The records and reports created or maintained pursuant to the Code are intended solely for internal use and are confidential unless required to be disclosed to a regulatory or governmental agency.
New employees who fail to submit their Compliance New Hire Questionnaire and Initial Holdings Report within ten (10) calendar days of their employment start date will be prohibited from engaging in any personal securities transaction until such report is submitted and may be subject to other sanctions.
Summary of Reporting Obligations

New Hires	All Employees
Upon joining the firm (Due in 10 calendar days)	Quarterly and Annually (Due 30 calendar days after each quarter)
New Hire Questionnaire (Disciplinary Action Disclosure)	Quarterly and Annual Compliance Questionnaires
Initial Holdings Report (include private placements)	Quarterly Transaction Reports and Annual Holdings Certification
Provide Covered Account statement(s) (current, within 45 days prior to start date)	Covered Account(s) Certification; report new accounts upon opening
Code of Ethics, Insider Trading and Compliance Manual Acknowledgements	Code of Ethics, Insider Trading and Compliance Manual Acknowledgements

Communications with Disinterested Trustees and Outside Directors
Dimensional attempts to keep directors/trustees informed with respect to Dimensional’s investment activities through reports and other information provided to them in connection with board meetings and other events. However, it is Dimensional’s policy not to communicate specific trading information and/or advice on specific issues to Disinterested Trustees and Outside Directors unless the proposed transaction presents issues on which input from the Disinterested Trustees or Outside Directors is appropriate (i.e., no information is given regarding securities for which current activity is being considered for clients). Any information requests by Disinterested Trustees or Outside Directors should be reported to the General Counsel or the Global CCO.
Disinterested Trustees are not subject to the reporting requirements except to the extent the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) days immediately before or after the Disinterested Trustee’s transaction in a Covered Security, a U.S. Registered Fund purchased or sold the Covered

Security, or an Advisor considered purchasing or selling the Covered Security for a U.S. Registered
Fund.

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Supplemental Material
JAPAN
Pursuant to local rules and regulations, Japanese employees have additional restrictions on personal trading (see the Japanese Code of Ethics Addendum).

AUSTRALIA
Dimensional employees in Australia are subject to additional rules regarding personal transactions in Dimensional products sold in Australia (see the Investment by Employees in The Dimensional Wholesale Trust policy).

HONG KONG
Pursuant to local rules and regulations, Hong Kong employees and relevant persons have additional restrictions on personal trading (see the Hong Kong Code of Ethics Addendum).

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This Standard of Conduct is designed to foster compliance with applicable legal and regulatory requirements and to require that employees act in a manner that is consistent with the highest ethical standards. Adherence to the Standard of Conduct is a basic condition of employment. Whether or not a specific situation is addressed below, you must conduct yourself in accordance with the general principles of the Standard of Conduct and in a manner that is designed to avoid unlawful conflicts of interest. Failure to comply could result in disciplinary action, up to and including termination.

Outside Activities
Certain types of outside business activities may cause a conflict of interest or an appearance of a conflict of interest. There is no absolute prohibition on a Dimensional employee participating in certain outside activities, such as charitable foundations and endowments, provided your participation does not present a conflict of interest and you comply with the Standard of Conduct. However, as a practical matter there may be circumstances in which it would not be in Dimensional’s best interest to allow an employee to participate in activities with an outside organization, even if the employee’s participation did not violate Dimensional’s policies and procedures (such as whether the activity would absorb a good part of the employee’s time, potentially affecting their performance at Dimensional).
It is impossible to anticipate every conflict of interest that may arise, but activities with outside organizations should be limited to those that either do not present or have the least potential of presenting conflicts of interest. As a result, Dimensional requires that outside business and charitable activities must be approved by your supervisor and Compliance prior to the acceptance of such a position (or if you are new, upon joining the firm).
Guidelines

SERVING ON THE BOARDS OF PUBLIC COMPANIES
■As a general matter, directorship or (an equivalent position) in an unaffiliated public company (or companies reasonable expected to become public companies) will not be authorized because of the potential conflicts.
■If you wish to accept a directorship, or (an equivalent position), you must obtain prior approval from the Boards of Directors of the Dimensional Entities in which you are an employee and/or an officer.

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ACTIVITIES WITH A PRIVATE ORGANIZATION
■If you wish to be involved with a private organization (non-Dimensional) in an official capacity (officer, directorship or an equivalent position), you must obtain approval from the Co-CEOs and the Global CCO. This requirement does not extend to private businesses you, individually or with others, establish and operate; such activities require only supervisor and Compliance approval.

ACTIVITIES WITH A NON-PROFIT ORGANIZATION
■If you wish to be involved with a non-profit organization in an official capacity (directorship or an equivalent position), you must notify Compliance in writing, as further approval may be required.

COMPENSATION
■If you receive compensation from an outside organization, you must obtain prior written approval from your supervisor and Compliance.
Approval Process
Outside activity requests will be evaluated on a case-by-case basis and approval will be granted only if it is determined that the activity does not present a significant conflict of interest. Manager approval is required for all outside activities. If any additional information is required, Compliance will reach out to you.
In instances where you receive authorization to serve as a director on an outside organization, you are expected to refrain from any direct (or indirect) involvement in the consideration by a Dimensional client of any purchase or sale for securities of that outside organization (or any affiliates of the outside organization) for which you serve as a director.

Gifts and Business Entertainment
If you accept or provide gifts or entertainment (including business entertainment) relating to Dimensional business, you must comply with regulatory requirements, Dimensional’s business practices, and the Standard of Conduct. You are prohibited from giving or accepting gifts, entertainment, compensation, or any other item of value from Broker Donors or other business contacts that could influence (or appear to influence) business decisions. The giving (or accepting) of gifts and entertainment may create (or appear to create) a conflict of interest and place Dimensional or a client in a difficult or embarrassing position. Therefore, embarrassing gifts should never be given (or accepted), and you always should use your best judgment when giving (or accepting) any gift or entertainment to determine whether it is appropriate.
Gifts (excluding Unions and Union Officials)
In general, you may give (or accept) gifts that do not exceed the annual aggregate amount of USD
$300 (or the local currency equivalent) within a calendar year. However, you must be mindful that some clients (or prospective clients) may be subject to additional regulatory restrictions or prohibitions on the acceptance of gifts or entertainment and may have to comply with related disclosure requirements. Therefore, you should inquire about any restrictions or disclosure requirements, prior to giving any gifts (or providing business entertainment). With the exceptions

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noted below, the gifting (or accepting) of all gifts must be cleared in the CRS or reported within 10 days after giving or receiving if unable to request approval prior to gifting. Please contact a member of your local Compliance Team for reporting details. (U.S. employees refer to the designee(s) list.)
Gifts include logo items (e.g., pens, hats, etc.), gift baskets, meals, and transportation. Gifts given (or accepted) for personal events (e.g., wedding, birth of child, bereavement) to a business contact will not be included in the annual aggregate, but must be reported in the CRS.

GIFT RESTRICTIONS
■You may not give (or accept) gifts in excess of USD $300 in aggregate annually (or the local currency equivalent).
■You may not give (or accept) gifts in the form of cash or cash equivalents (e.g., gift cards).
■You may not give tickets for events unless a Dimensional employee is in attendance.
■You may not accept tickets for events unless an employee of a current or prospective business relationship is in attendance.
■Gifts valued in excess of USD $300 in aggregate annually must be reported to Compliance and returned unless an exception is granted by the Global CCO or Compliance Designee.
■No exceptions will be granted for gifts subject to FINRA’s USD $300 gift limit.

GIFT EXCEPTIONS
■Gifts of de minimis value (e.g., pens, hats, books, etc.) that have a value of USD $100 or less do not require pre-clearance or reporting in the CRS.

This policy does not apply to gifts or charitable donations made by you outside the scope of your responsibilities with Dimensional.
Business Entertainment
Business entertainment includes any event, meal, or activity whose primary purpose is business and is offered by and attended by a person who has (either directly or through their employer or affiliate) a current or prospective business relationship with Dimensional. This also includes instances where a Dimensional employee is offering the event, meal, or activity on behalf of a current or prospective Dimensional client or vendor. If the person (or entity) paying for the entertainment does not have a representative in attendance, the event constitutes as a gift and is subject to the gift restrictions above.
PROVIDING BUSINESS ENTERTAINMENT
You may provide business entertainment as long as it is appropriate and reported in writing to your supervisor. Business entertainment provided to a current or a prospective client or vendor will be overseen by your supervisor through the Dimensional expense reporting and approval process. If the business entertainment exceeds USD $175 per person, you will need to provide to your supervisor a written explanation along with the name of the client, business vendor, or organization.

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RECEIVING BUSINESS ENTERTAINMENT
You may receive business entertainment as long as it is appropriate and reported in writing to your supervisor. If the estimated value of the business entertainment you receive is expected to exceed USD $175 per person, you will need to report the event in writing to the head of your department. The following types of business entertainment require pre-approval by your department head:
■Attending business-related events with an expected value in excess of USD $175 per person (or the local equivalent);
■Meals or events in which family members or friends are present; and
■Attending meals or events in which five (5) or more Dimensional employees are in attendance.

UNIONS AND UNION OFFICIALS
Special reporting rules apply when Dimensional employees furnish any gift or entertainment in excess of USD $250 in any calendar year to labor unions, union officials, agents, or consultants of a Taft-Hartley plan. Please report all gifts or entertainment involving a union or union official, regardless of the amount, to either Legal or Compliance. If applicable, Legal will be responsible for filing the required LM-10 form with the Department of Labor.

CHARITABLE CONTRIBUTIONS
From time to time, Dimensional may choose to donate to charitable organizations that are clients or are supported by clients, prospects, or their employees. In general, we make those donations in response to requests from one of those parties. Dimensional takes into account the nature of the business relationship as one factor in determining whether to approve a charitable contribution.
SUPPLEMENTAL POLICIES
■Japan Addendum to Gifts and Entertainment

Political Contributions
The U.S. Securities and Exchange Commission’s political contribution regulation and FINRA’s Rule 2030, also known as “pay to play” rules3 limit contributions4 by investment advisers and certain of their employees to certain Covered Government Officials. In addition, Dimensional is subject to a variety of U.S. federal, state, and local restrictions regarding political contributions, as well as contractual restrictions between Dimensional and certain clients.
Although Dimensional encourages civic and community involvement by its directors, officers, and employees, Dimensional desires to avoid any situation that could curtail Dimensional’s current business or business prospects, raise potential or actual conflicts of interest, or create an appearance of impropriety in the context of Dimensional’s business relationships. Accordingly, all contributions by a director, officer, employee, registered representative or Immediate Family Member of a director, officer, or employee of the Dimensional Entities or Distributor (each a

3 Political Contributions by Certain Investment Advisors, Rule 206(4)-5; Engaging in Distribution and Solicitation Activities with Government Entities, FINRA Rule 2030.
4 Contributions include, but are not limited to, monetary contributions, gifts, and loans (including in-kind contributions, such as donation of goods or services).

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“Contributor”) must be made on the Contributor’s behalf, entirely voluntary, and should not be in an amount (determined by Contributor taking into account the Code and Standard of Conduct) that is likely to influence a candidate’s judgment regarding any continued or future business with Dimensional.
Specifically, this policy prohibits a Contributor from making political contributions when the solicitation or request for such contributions implies that continued or future business with Dimensional depends on making such contributions. Similarly, no contributions should be made that create the appearance that Dimensional stands to benefit in its business relations because of the Contributor’s contribution. If a Contributor is unsure if a particular political contribution would be in compliance with this policy, they should consult Dimensional’s U.S. Legal and/or Compliance Department.
More specifically, the following actions are prohibited:
■Contributors are prohibited from making political or charitable contributions for the purpose of obtaining or retaining potential or existing public entity clients;
■Contributors are prohibited from making any contributions that create the appearance that Dimensional stands to benefit in its business relations because of such contribution; and
■Contributors from Dimensional’s non-U.S. based advisor affiliates are prohibited from making any political contributions to political action committees (PACs) federal, state, or local candidates for elective office in the United States.
In order to prevent an inadvertent violation of the “pay to play” rules, Contributors are prohibited from making political contributions without prior approval from the Global CCO or Designated Officer to any of the following:
■Covered Government Officials
■U.S. Political action committees (PACs)
Requests for approval of political contributions must be submitted through the CRS and cannot exceed U.S. federal, state, or client limitations.
Dimensional’s Compliance Department will be responsible for maintaining the required books and records associated with employee political contributions. In addition, Dimensional’s Global CCO or a Chief Executive Officer may grant exceptions to the contribution limitation on a case-by-case basis. Violations of this policy will not necessarily be deemed to be violations of the “pay to play” rules; all violations of this policy will be discussed by Dimensional’s Global Legal and Compliance Officers in making that determination. If you have any questions about the policy, please contact the U.S. Legal and/or Compliance Department.

Other Policy Highlights
Policy Against Bribery and Corruption
Dimensional employees are prohibited from giving, offering, or promising anything of value to a foreign official with the intent to improperly obtain or retain any business or any other advantage.
For a full explanation of the policy, please refer to the Policy Against Bribery and Corruption including the U.K. Annex.

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Privacy Policies
You should be aware of your local privacy policies, including the Dimensional Privacy Policy and Procedures, the Dimensional Fund Advisors Ltd. Privacy Policy and Notice, Employee and Contractor/Consultant Privacy Policy and Notice and Director Privacy Policy, the Australian Privacy Policy Statement, the Japan Personal Information Protection Policies, the Canada Privacy Policy, the Singapore Privacy Policy, the Dimensional Ireland Limited Privacy Policy and Notice, Employee and Contractor/Consultant Privacy Policy and Notice, and Director Privacy Policy, and the Hong Kong Privacy Policy. Information concerning Dimensional’s clients that you acquire in connection with your employment at Dimensional is proprietary. As an employee, contractor, or consultant you have access to computers, systems, and corporate information in order to do your job. This access means that you have an obligation to use these systems responsibly and follow company policies to protect information and systems.
You are prohibited from sending or forwarding sensitive or confidential data to your personal email address.
If you have any general questions about the Standard of Conduct, please contact a member of your local Compliance Team.

Updated as of July 31, 2026

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The following definitions apply throughout both the Code and Standard of Conduct:
1940 Act means the Investment Company Act of 1940.
529 Account(s) (or 529 Plans) means accounts established in a college savings or other plan authorized under Section 529 of the Internal Revenue Code.
A list of all 529 Plans that have the ability to hold Dimensional Managed Funds appears on Workday and is periodically updated by Compliance.
Access Person means:
■any director/trustee or officer of the U.S. Registered Funds or Dimensional Entities;
■any officer of the Distributor who, in the ordinary course of business, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities for any registered investment company for which the Distributor acts as the principal underwriter;
■employees of Dimensional who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Covered Securities, or other advisory clients for which the Advisors provide investment advice, or whose functions relate to the making of any recommendations with respect to such purchases or sales;
■any natural persons in a control relationship with one or more of the U.S. Registered Funds or Advisors who obtain information concerning recommendations made to such U.S. Registered Funds or other advisory clients with regard to the purchase or sale of Covered Securities, or whose functions or duties, as part of the ordinary course of their business, relate to the making of any recommendation to U.S. Registered Funds or advisory clients regarding the purchase or sale of Covered Securities; and
■any Supervised Person (which may include contractors or consultants) who has access to nonpublic information regarding client securities transactions, research, or portfolio holdings of any Dimensional Managed Funds.

Advisers Act means the Investment Advisers Act of 1940.
Advisor means Dimensional Fund Advisors LP, DFA Australia Limited, Dimensional Fund Advisors Ltd., Dimensional Fund Advisors Canada ULC, Dimensional Fund Advisors Pte. Ltd., Dimensional Japan Ltd., and Dimensional Ireland Limited.

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Authorized Brokerage Firms for U.S. employees and other U.S. persons subject to the Code are listed on Appendix A.
Beneficial Ownership means the employee has or shares a direct or indirect pecuniary interest in the securities held in an account. As an employee, you have a pecuniary interest in securities if you have the ability to directly or indirectly profit from a securities transaction. It is presumed that you have beneficial ownership interests in any account held individually or jointly, by you or by your Immediate Family Member or domestic partner (or an unrelated adult with whom you share your home and contribute to each other’s support) including but not limited to family trusts and family partnerships (Securities Exchange Act of 1934, Rule 16a-1; 17 CFR 240.16a-1).
Broker Donors means broker-dealers or similar financial intermediaries and their employees, officers, directors, and other representatives.
Covered Account includes any broker-dealer, investment adviser, bank, or other financial institutions in which an Access Person maintains an account in which any securities are held or the account has the ability to hold securities for the direct or indirect benefit of such Access Person.
Covered Government Official means any person who is, at the time of the contribution, an incumbent or a candidate for U.S. state or local government office (including any candidate for a federal office currently holding a state or local office).
Derivative means a financial instrument whose value is derived from the price movements of an underlying asset. Derivatives include, but not limited to, options, futures, swaps, tokenized assets or any other securities that derive value from an underlying asset.
Designated Officer means the Global Chief Compliance Officer or any employee from the
Dimensional Entities designated by the Global CCO.
Dimensional means (i) DFA Investment Dimensions Group Inc., The DFA Investment Trust Company, Dimensional Emerging Markets Value Fund, Dimensional Funds Trust and Dimensional Investment Group Inc. (collectively, the “U.S. Mutual Funds”), (ii) Dimensional ETF Trust (collectively (i) and (ii) are the “U.S. Registered Funds”); (iii) Dimensional Fund Advisors LP, Dimensional Investment LLC, DFA Australia Limited, Dimensional Fund Advisors Ltd., Dimensional Fund Advisors Canada ULC, Dimensional Fund Advisors Pte. Ltd., Dimensional Japan Ltd., Dimensional Hong Kong Limited, and Dimensional Ireland Limited (collectively, the “Dimensional Entities”); and (iv) DFA Securities LLC (the “Distributor”).

Dimensional Managed Funds means any series/portfolio of the U.S. Mutual Funds, ETFs, or any other fund globally that is advised by or sub-advised by any of the Advisors.
Discretionary Account means a personal account in which you have completely turned over decision-making authority to a professional money manager (who is not an Immediate Family Member or not otherwise covered by the Code) and you have no direct or indirect influence or control over the account. This includes accounts for which Dimensional is an investment advisor or a sub-advisor. Such accounts are often referred to as “professionally managed” or “managed

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accounts.”
Disinterested Trustee means a director/trustee of the U.S. Registered Funds who is not considered to be an “interested person” of the U.S. Mutual Funds within the meaning of Section 2(a)(19)(A) of the 1940 Act.
Diversified ETFs means any ETF that holds 20 or more underlying securities.
Ethics Committee means the Ethics Committee appointed by the directors/ trustees of the Dimensional Entities and consists of the certain officers of Dimensional Fund Advisors LP, including the Co-Chief Executive Officers, General Counsel, Global Head of Portfolio Management, Global Co-Heads of Human Resources, Chief Compliance Officer for the U.S. Registered Funds, Global Chief Compliance Officer, and subject to change from time to time.
Immediate Family Member of an employee means any of the following:
■Spouse, civil union or domestic partner;
■Any person(s) sharing the same household with the employee, including child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, adoptive relationships, and legal guardianships;
■someone who holds account(s) in which the employee is a joint owner, has trading authority, or Beneficial Ownership; and/or
■person(s) sharing the same household with the employee for whom the employee contributes to the maintenance of the household and the financial support of such person.

Non-diversified ETFs means any ETF that holds less than 20 underlying securities. Non-diversified ETFs may also be referred to as single-name or concentrated ETFs.

Outside Director means a director of any Advisor who is not considered to be an “interested person” of the Advisor within the meaning of Section 2(a)(19)(B) of the 1940 Act, provided that a director shall not be considered interested for purposes of the Code by virtue of being a director or knowingly having a direct or indirect beneficial interest in the securities of the Advisor if such ownership interest does not exceed five percent (5%) of the outstanding voting securities of such Advisor.
SEC Rules means rules of the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, Rule 206(4)-5 and Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the 1940 Act.
Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Dimensional, or other person who provides (i) investment advice on behalf of an Advisor and (ii) is subject to the supervision and control of the Advisor with respect to activities that are subject to the Advisers Act or the 1940 Act.

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The following Authorized Brokerage Firms, which are subject to change from time to time, are approved for U.S. employees and U.S. persons subject to the Code:
■AJ Bell
■Ameriprise
■Betterment
■Charles Schwab
■Chase
■Edward Jones
■Fidelity Investments
■Interactive Brokers
■JP Morgan
■LPL
■Merrill Lynch
■Morgan Stanley
■Raymond James
■RBC
■Vanguard
■Wells Fargo

The Global CCO has discretion to modify the brokerage firms listed above, in coordination with the Ethics Committee.

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The following ETFs are exempt from preclearance requirements and short-term trading restrictions.

■Dimensional Ultrashort Fixed Income ETF (DUSB)
■Invesco Ultra Short Duration ETF (GSY)
■iShares 0-3 Month Treasury Bond ETF (SGOV)
■iShares Treasury Floating Rate Bond ETF (TFLO)
■iShares Ultra Short Duration Bond Active ETF (ICSH)
■JPMorgan Ultra-Short Income ETF (JPST)
■JPMorgan Ultra-Short Municipal Income ETF (JMST)
■PGIM Ultra Short Bond ETF (PULS)
■SPDR Bloomberg 1-3 Month T-Bill ETF (BIL)
■US Treasury 3 Month Bill ETF (TBIL)
■Vanguard Ultra-Short Bond ETF (VUSB)

The list of exempt ETFs is subject to change from time to time. The Global CCO has discretion to modify the securities listed above, in coordination with the Ethics Committee.

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